Exhibit 10.1

FIRST AMENDMENT TO FIVE YEAR CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIVE YEAR CREDIT AGREEMENT (this “Amendment”) is dated as of December 31, 2008, by and among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the banks and other financial institutions or entities from time to time party to the Credit Agreement referred to below (the “Banks”) that have executed an Authorization in the form set forth as Exhibit A attached hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

Statement of Purpose

The Borrower, the Banks and the Administrative Agent are parties to that certain Five Year Credit Agreement dated as of October 28, 2005 (as amended, restated, supplemented or otherwise modified from time to time and in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”), pursuant to which the Banks have extended certain credit facilities to the Borrower.

The Borrower has requested, and the Banks and the Administrative Agent have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.

2. Amendments. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Banks hereby agree that the Credit Agreement is amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) by adding the following new defined terms in appropriate alphabetical order:

“Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Revolving Credit Loans, participations in Letter of Credit Obligations or participations in Swing Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the

Borrower, the Administrative Agent or any other Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has (or has a parent corporation that has) (i) become or is insolvent, as reasonably determined by the Administrative Agent in consultation with the Borrower, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Bank Termination” has the meaning set forth in Section 8.09.

“Defaulting Bank Termination Date” has the meaning set forth in Section 8.09.

“Supermajority Banks” means at any time Banks having more than 66  2/3% of the sum of (a) the aggregate amount of the Revolving Credit Commitments plus (b) the aggregate outstanding principal amount of the Term Loans, or if the Revolving Credit Commitments are no longer in effect, holding more than 66  2/3% of the aggregate outstanding principal amount of the Loans; provided, that the Revolving Credit Commitment of, and the portion of the outstanding principal amount of the Loans, as applicable, held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Supermajority Banks.

(ii) by adding the following proviso to the end of the definition of “Required Banks”: “provided, that the Revolving Credit Commitment of, and the portion of the outstanding principal amount of the Loans, as applicable, held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.”

(iii) by adding the following proviso to the end of the definition of “Required Revolving Credit Banks”: “provided, that the Revolving Credit Commitment and the portion of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Obligations held or deemed held by any Defaulting Bank shall be excluded for purposes of making a determination of Required Revolving Credit Banks.”

(iv) by adding the phrase “and 8.09” after both of the references to “Sections 2.08 and 2.09” in the definition of “Revolving Credit Commitment.”

(b) Section 2.07 of the Credit Agreement is hereby amended by adding the phrase “(other than any Defaulting Bank from and after the date such Bank became a Defaulting Bank and regardless of whether such Defaulting Bank’s Revolving Credit Commitment has been terminated pursuant to Section 8.09 or otherwise)” in each of clauses (a) and (b) of Section 2.07 after the first reference in each such clause to “Revolving Credit Bank”.

(c) Section 2.14 of the Credit Agreement is hereby amended by adding the phrase “(other than any Defaulting Bank from and after the date such Bank became a Defaulting Bank and regardless of whether such Defaulting Bank’s Revolving Credit Commitment has been terminated pursuant to Section 8.09 or otherwise)” in subclause (i) of clause (b) of Section 2.14 after the first reference in such clause to “Revolving Credit Bank”.

(d) Section 8.07 of the Credit Agreement is hereby amended by adding the phrase “or becomes a Defaulting Bank,” after the phrase “that it can no longer participate in Eurocurrency Loans or Alternative Currency Loans, as applicable,”

(e) The following new provision is hereby added as a new Section 8.09 of the Credit Agreement:

“Section 8.09. Optional Termination of Revolving Credit Commitment of Defaulting Bank.

(a) If any Bank becomes a Defaulting Bank, the Borrower may terminate in full the Revolving Credit Commitment of such Defaulting Bank by giving notice to such Defaulting Bank and the Administrative Agent (such termination, a “Defaulting Bank Termination”); provided, that on the effective date of such Defaulting Bank Termination and after giving effect thereto and to any repayment of Revolving Credit Loans in connection therewith, (i) no Default or Event of Default has occurred and is continuing (unless the Required Revolving Credit Banks otherwise consent to such Defaulting Bank Termination), (ii) the aggregate outstanding principal amount of Revolving Credit Loans, if any, owing to such Defaulting Bank shall have been repaid in full in accordance with clause (d) below and (iii) the sum of (x) the aggregate outstanding principal amount of all remaining Revolving Credit Loans plus (y) the Letter of Credit Obligations plus (z) the Swing Loan Reserve shall not exceed the aggregate Revolving Credit Commitments of all remaining Revolving Credit Banks. Each such notice shall specify the effective date of such Defaulting Bank Termination (the “Defaulting Bank Termination Date”), which shall be not less than five Business Days (or such shorter period as agreed to by the Administrative Agent and such Defaulting Bank) after the date on which such notice is delivered to such Defaulting Bank and the Administrative Agent.

(b) On each such Defaulting Bank Termination Date, (i) the Revolving Credit Commitment of such Defaulting Bank shall be reduced to zero, (ii) such Defaulting Bank shall cease to be a “Bank” hereunder (provided that any Defaulting Bank shall continue to be entitled to the indemnification provisions contained herein, but only with respect to matters arising prior to the applicable Defaulting Bank Termination Date), (iii) the Revolving Credit Commitments of all other Banks shall remain unchanged and (iv) the Revolving Credit Commitment Percentages of outstanding Letter of Credit Obligations and Swing Loans will be reallocated by the Administrative Agent among the Revolving Credit Banks (other than the Defaulting Bank) in accordance with their Revolving Credit Commitment Percentages after giving effect to the Defaulting Bank Termination.

(c) Except as otherwise provided in clause (d) below, each Defaulting Bank shall be paid all interest and/or fees owed thereto concurrently with any payment of such interest or fees required by this Agreement on or after such Defaulting Bank Termination Date.

(d) If on the Defaulting Bank Termination Date for a Defaulting Lender, the outstanding principal balance of Revolving Credit Loans is not zero, the Borrower may, notwithstanding any other provision of this Agreement to the contrary, including without limitation Section 9.05(b), but only with the prior written consent of the Supermajority Banks, repay the entire outstanding principal balance of Revolving Credit Loans owing to such Defaulting Lender on the Defaulting Bank Termination Date, together with all accrued and unpaid interest thereon.

(e) The exercise by the Borrower of its rights under this Section or any other provision of this Agreement applicable to a Defaulting Bank, shall not be to the exclusion of, nor be a limitation on, any other rights or remedies that may be available to the Borrower with respect to a Defaulting Bank under applicable law.

(f) Section 9.05(b) of the Credit Agreement is hereby amended by adding the phrase “Except as otherwise expressly permitted by this Agreement,” to the beginning of the first sentence of such Section 9.05(b).

(g) Section 9.06(a) of the Credit Agreement is hereby amended by adding the phrase “except as otherwise permitted by Section 8.09,” to the beginning of clauses (i)(A) and (i)(F) of such Section 9.06(a).

3. Effectiveness. This Amendment shall become effective upon receipt by the Administrative Agent of (a) counterparts of this Amendment executed by the Borrower and the Administrative Agent and (b) Authorizations executed by the requisite Banks pursuant to Section 9.06 of the Credit Agreement. The amendments to the Credit Agreement effected by this Amendment shall be deemed to have retroactive application to the Closing Date.

4. Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Banks may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, or (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Banks or the Administrative Agent, or any of them, under or with respect to any such documents. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.

5. Representations and Warranties. The Borrower represents and warrants that (a) it has the corporate power and authority to make, deliver and perform this Amendment, (b) it has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Amendment, (c) this Amendment has been duly executed and delivered on behalf of the Borrower, (d) this Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (e) each of the representations and warranties contained in Article IV of the Credit Agreement (other than those contained in Sections 4.04(b) and 4.05 of the Credit Agreement) is true on and as of the date hereof, except for changes permitted by the Credit Agreement and except to the extent they relate solely to an earlier date; provided, that with respect to the representations and warranties contained in Sections 4.01, 4.06, 4.11, 4.12 and 4.13 of the Credit Agreement, the determination of whether any Material Adverse Effect has occurred as set forth therein shall be made solely by the Borrower, in its reasonable, good faith judgment and (f) no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect hereto.

6. Expenses. In accordance with Section 9.03 of the Credit Agreement, the Borrower agrees to pay all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements actually incurred of special counsel for the Administrative Agent, in connection with the preparation of this Amendment.

7. Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment or Authorization by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

8. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be construed in accordance with and governed by the law of the State of Georgia.

9. Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.

10. Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties and their respective heirs, beneficiaries, successors and permitted assigns.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

MOHAWK INDUSTRIES, INC., as Borrower

By:	/s/ SCOTT R. VELDMAN
Name:	Scott R. Veldman
Title:	Vice President and Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (on behalf of itself and the Banks who have executed an Authorization) and Bank

By:	/s/ ANTHONY D. BRAXTON
Name:	Anthony D. Braxton
Title:	Director

Exhibit A

Form of Authorization

AUTHORIZATION

Mohawk Industries, Inc.

Five Year Credit Agreement

December     , 2008

Wachovia Bank, National Association, as Administrative

Agent 1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Re:	First Amendment to Five Year Credit Agreement (the “First Amendment”) amending the Five Year Credit Agreement dated as of October 28, 2005 (as amended, the “Credit Agreement”) by and among Mohawk Industries, Inc. (the “Borrower”), the banks and other financial institutions or entities from time to time party thereto, as lenders (the “Banks”), and Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”)

This Authorization acknowledges our receipt and review of the execution copy of the First Amendment in the form posted on the Mohawk Industries, Inc. SyndTrak Online workspace. By executing this Authorization, we hereby approve the First Amendment and authorize the Administrative Agent to execute and deliver the First Amendment on our behalf.

Each financial institution executing this Authorization agrees or reaffirms that it shall be a party to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) to which Banks are parties and shall have the rights and obligations of a Bank (as defined in the Credit Agreement), and agrees to be bound by the terms and provisions applicable to a “Bank”, under each such agreement. In furtherance of the foregoing, each financial institution executing this Authorization agrees to execute any additional documents reasonably requested by the Administrative Agent to evidence such financial institution’s rights and obligations under the Credit Agreement.

[Insert name of applicable financial institution]

By:
Name:
Title: